EXHIBIT 10.8

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT, dated as of May 2, 2008, is to the Loan and Security Agreement dated January 2, 2008 between Johnson Bank (“Bank”), and Jefferson Electric, Inc. (“Borrower”), as amended by Amendment to Loan and Security Agreement dated January 29, 2008 (as amended, the “Loan Agreement”).

RECITAL

WHEREAS, Bank and Borrower desire to amend the Loan Agreement as provided herein.

AGREEMENT

1.           Definitions.

(a)           Terms Defined in Loan Agreement.  All capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

(b)           Additional Definitions and Clarifications to Definitions.  As used in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

“Acquisition Deliveries” means all of the following, fully executed as applicable, and in form and substance satisfactory to Bank:  (i) a Pledge Agreement granting to Bank a first priority security interest in the Borrower’s 100% membership interest in Nexus Custom Magnetics, LLC, a Texas LLC, together with such certificates of membership interest, powers executed in blank and UCC financing statements as are requested by Bank to perfect Bank’s interest in such membership interest, (ii) a Debt Subordination Agreement fully subordinating all rights of the seller of the Mexican Subsidiaries to the Obligations, (iii) copies of the documents relating to the Mexican Acquisition, together with articles of organization, operating agreement and certificate of good standing for Nexus Custom Magnetics, LLC, (iv) original signatures for the Consent of Lessor between Bank and the Borrower’s landlord in Franklin, Wisconsin, (v) copies of the UCC’s the Borrower has filed against its customers, and (vi) assignments of such UCC’s to Bank.

“Discounted Collateral Amount” shall have the meaning provided in the Loan Agreement and, without limitation, shall (i) include only equipment owned by Borrower directly and not equipment owned by Borrower’s subsidiaries, and (ii) be calculated without regard to any equipment located in Mexico.

“Loan Amount” means the sum of $4,000,000 plus the outstanding balance of the Term Note.

“Mexican Acquisition” means the acquisition by Borrower of 100% of the membership interest of Nexus Custom Magnetics, LLC, a Texas LLC, which is in turn the 100% owner of Nexus Magneticos de Mexico, S. de R.L. de C.V.

“Mexican Subsidiaries” shall mean Nexus Custom Magnetics, LLC, a Texas LLC and Nexus Magneticos de Mexico, S. de R.L. de C.V.

“Qualified Accounts” shall have the meaning provided in the Loan Agreement and, without limitation, shall include only accounts owned by Borrower directly and not accounts owned by Borrower’s subsidiaries

“Qualified Inventory” shall have the meaning provided in the Loan Agreement, and, without limitation, shall (i) include only Inventory owned by Borrower directly and not Inventory owned by Borrower’s subsidiaries, and (ii) include only Inventory located in the United States and not Inventory located in Mexico.

“Revolving Note” means Borrower’s promissory note, substantially in form attached hereto as Exhibit A, as it may be amended, restated or replaced from time to time.

2.           Consolidated Financial Information and Determinations.  The following amounts shall be calculated for Borrower on a consolidated basis with the Mexican Subsidiaries and on a combined basis with Company Guarantor:  EBITDA, Excess Cash Flow, Net Cash Flow, Net Income, Pre-Tax Net Income, Tangible Net Worth and calculations for purposes of Sections 2.8, 5.21, 5.22 and 6.3 of the Loan Agreement.  The reports delivered under Sections 5.1.1, 5.1.2, 5.1.4, 5.1.5 and 5.1.7 of the Loan Agreement shall be prepared for Borrower on a consolidated basis with the Mexican Subsidiaries and on a combined basis with Company Guarantor.

3.           Revolving Loans.  Section 2.1.1 of the Loan Agreement is amended to delete “Three Million Five Hundred Thousand Dollars ($3,500,000.00)” and replace it with “Four Million Dollars ($4,000,000.00).”

4.           Collateral Obligation Ratio.  Section 2.6 of the Loan Agreement is amended to delete “$3,500,000” and replace it with “$4,000,000.”

5.           Subordination Agreement.  Any failure by Borrower to comply with the subordination agreement between Bank and the seller of the Mexican Subsidiaries shall be an Event of Default under the Loan Agreement as amended hereby.

6.           Affirmative Covenants.  The Mexican Subsidiaries and the Company Guarantor shall comply with the covenants contained in Sections 5.5, 5.10, 5.12, 5.16, 5.17, 5.18 and 5.19 of the Loan Agreement as if each of them were “Borrower” thereunder.

7.           Negative Covenants.  The Mexican Subsidiaries and the Company Guarantor shall comply with the covenants contained in Sections 6.1, 6.2, 6.4, 6.5, 6.6, 6.7 (other than distributions to Borrower which shall not be restricted), 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 and 6.19 of the Loan Agreement as if each of them were “Borrower” thereunder, except that (a) the Bank consents to the Mexican Acquisition, provided that Borrower delivers to Bank the Acquisition Deliveries on or before May 15, 2008, (b) the Bank consents to the Borrower having the Mexican Subsidiaries as subsidiaries, (c) the Bank consents to transfers of cash, goods and other property to Borrower, and (d) the Bank consents to the transfer by Borrower of (i) equipment with a value of approximately $142,000 currently contemplated to be transferred to the Mexican Subsidiaries, (ii) Inventory that may be transferred to the Mexican Subsidiaries or the Company Guarantor in the ordinary course of business for full and adequate consideration, and (iii) transfers of cash to the Mexican Subsidiaries for their normal operating expenses or to the Company Guarantor for its normal operating expenses in an aggregate amount for all such transfers of cash not to exceed $2,000,000 in any fiscal year of Borrower.

8.           Defaults.  Any failure by either Mexican Subsidiary or the Company Guarantor to comply with Section 5 or 6 hereof shall be an Event of Default under the Loan Agreement.  Any event or condition that would be an Event of Default under Section 7.1.1 of the Loan Agreement with respect to Borrower or any Guarantor or any property of Borrower or any Guaranty shall also be an Event of Default if such event or condition occurs with respect to either Mexican Subsidiary or the property of either Mexican Subsidiary.

9.           Conditions Precedent.  This Amendment shall not be effective until Bank has received a fully executed copy of this Amendment and each of the following in form and substance satisfactory to the Bank, executed as appropriate:

(a)          Revolving Note;

(b)         Corporate Borrowing Resolutions; and

(c)          Officer’s Certificate.

9.           Effect of Amendment.  Except as otherwise provided herein, the Loan Agreement shall remain in full force and effect and Borrower shall be bound by all of the covenants therein.

10.         Law Governing.  This Amendment shall be governed by the laws of the State of Wisconsin.

11.         Binding Effect.  This Amendment shall be binding on and inure to the benefit of Borrower, Bank and their respective successors and assigns.

BORROWER: Jefferson Electric, Inc.

By:	/s/ Thomas Klink
Thomas Klink, President

BANK: Johnson Bank

By:	/s/ Roberta S. Cummings
Roberta S. Cummings, Vice President

CONSENT OF GUARANTORS

The undersigned hereby consent to the foregoing amendment and ratify their Guaranties of the obligations of Jefferson Electric, Inc. to Johnson Bank.

/s/ Thomas Klink
Thomas Klink

JEFFERSON ELECTRIC LEASING, LLC, A Wisconsin limited liability company
By:	/s/ Thomas Klink
Thomas Klink, Member